Exhibit 10.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT (the “Amendment” to the Asset Purchase Agreement by and between CELSION CORPORATION and BOSTON SCIENTIFIC CORPORATION dated April 17, 2007 (the ‘Original Agreement”) is executed this 5th day of June, 2008.

The parties, for good and valuable consideration, intending to be legally bound, hereby agree as follows:

1.           The definition of “Second Payment” is amended to mean the relevant amount set forth on Exhibit A attached hereto.

2.           Section 2.07 of the Original Agreement is deleted in its entirety and replaced with the following:

SECTION 2.07 Second Payment. On or prior to June 9, 2008:

(a)	the Purchaser shall deliver to the Seller the Second Payment by wire transfer in immediately available funds to an account designated by the Purchaser (see Exhibit B attached hereto);

(b)	the Seller shall deliver to the Purchaser a receipt for the Second Payment; and

(c)	for the avoidance of doubt, Purchaser shall have no right to withhold the Second Payment or otherwise offset against the Second Payment with respect to any Purchaser Amounts or Conditional Amounts.

3.	Except for the provisions of this Amendment, the Original Agreement shall remain in full force and effect.

4.
This Amendment shall automatically terminate and be of no further legal force or effect if Celsion Corporation has not received confirmation of receipt of the wire transfer by Boston Scientific Corporation by 5:00 p.m. on June 9, 2008.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the date first written above.

BOSTON SCIENTIFIC CORPORATION

By: /s/ Vance Brown
Name (print):Vance Brown
Title: VP & Corporate Counsel

CELSION CORPORATION

By: /s/M. H. Tardugno
       Michael Tardugno, President